Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Marion Ingram
Community First Bank & Trust
931-380-2265
COMMUNITY FIRST BANK & TRUST BANK COMPLETES FIRST NATIONAL ACQUISITION
COLUMBIA, TN October 29, 2007 — Community First, Inc has completed its acquisition of First National Bank of Centerville, TN effective Friday, October 26, 2007. Based in Columbia, Tennessee, Community First, Inc. is the holding company for Community First Bank & Trust which currently operates seven offices, including locations in Columbia, Cool Springs, Mount Pleasant and Murfreesboro, in addition to ATMs throughout its region. It is anticipated that First National will be combined with Community First Bank & Trust during the fourth quarter of 2007 or first quarter of 2008.
“We’re excited about the opportunities that lie before us,” said Marc Lively, president and CEO of Community First Bank & Trust, “and we anticipate that our broader array of conveniences and banking products will be very well received by our new customers. We’ve built our reputation on being a prominent community supporter and trusted banking leader. I look forward to expanding our role and presence within this growing community.”
“We’re enthusiastic about this,” said Lorraine Bates, former chairman of the board of First National Bank. “It allows us to offer our valuable customers more products and financial opportunities. As a like-minded, community bank, Community First Bank & Trust is grounded in personal relationships, and that ensures the delivery of the best banking service from people who are committed to community involvement and progress.”
“This is a significantly positive move for the community,” agreed Billy R. McCoy, First National Bank regional president. “We will be able to offer neighbors more services and products, such as investment services and an expanded line of mortgage loans; more flexibility; greater convenience with numerous locations; and immediate benefits, such as free ATM usage anywhere in the world, simply by bringing in your receipts. I think our customers will feel the positive impact immediately.”

About Community First
Community First Bank & Trust is a locally owned and operated, quickly growing financial institution with over $600,000,000 in assets based in Maury County, Tennessee, approximately 40 miles south of Nashville. The bank was organized in 1998 by a group of community business leaders to provide modern banking services from a local perspective. CFB&T is a commercial bank operating 9 offices located in Maury, Williamson, Hickman and Rutherford Counties. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area. Additional information concerning Community First can be accessed by visiting the bank’s website at www.cfbk.com.
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